                 SkyWay Communications Announces Appointment of
          Aurelius Consulting Group to Lead Investor Relations Programs

CLEARWATER, Fla.--(BUSINESS WIRE)--November 1st, 2004--SkyWay Communications
Holding Corp. (OTCBB:SWYC - News), and its wholly-owned subsidiary, Sky Way
Aircraft Inc., announced today that it has hired the Aurelius Consulting Group,
Inc. to lead its institutional and retail investor relations programs. The
Aurelius Consulting Group is a nationally recognized investor relations firm, known for its ability to help emerging growth companies build a following among retail and institutional investors.

Brent Kovar, President of SkyWay Communications Holding Corp. stated: "We are pleased to announce the appointment of Aurelius Consulting Group as our investor relations firm. We look forward to having Aurelius as an integral part of our team, and are confident that their online and off-line investor outreach programs will be of indispensable value in communicating the SkyWay story to the investment community."

Dave Gentry, President of Aurelius Consulting Group, commented, "We are very pleased with the opportunity to represent SkyWay Communications Holding Corp.
The technology they are engineering has the potential to be truly groundbreaking. We look forward to leveraging our national and international relationships, and we intend to put in place a comprehensive investor relations program designed to educate the market regarding the SkyWay opportunity."

About SkyWay Communications
SkyWay Communications Holding Corporation is a Clearwater, Florida based company that is developing a unique ground to air in-flight aircraft communication network that it anticipates will facilitate homeland security and in-flight entertainment. SkyWay is focused on bringing to the market a network supporting aircraft-related service including anti-terrorism support, real time in-flight surveillance and monitoring, WIFI access to the Internet, telephone service and enhanced entertainment service for commercial and private aircraft throughout the United States. Based on the final upgrading of a previous airborne telephone and communications network, SkyWay intends to provide broadband connectivity between the ground and in-flight aircraft throughout the U.S. using technology that provides a broadband high-speed data transmission.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.
Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the
Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

About The Aurelius Consulting Group
The Aurelius Consulting Group (ACG) focuses primarily on creating retail and institutional support for undervalued, undiscovered micro-cap companies. The

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Aurelius network consists of stock brokers, fund managers, investment bankers, analysts and institutions who actively seek opportunities in the micro- and small-cap sectors. In addition to traditional communication and marketing efforts that put publicly held companies face-to-face with Wall Street's micro-cap equity players, the Aurelius Consulting Group employs a variety of communication programs, including direct mail, advanced telemarketing, and
e-mail and web-based advertising. www.runonideas.com

Investor Relations Contacts:

      For more information contact:
      Ed Sasso or Dave Gentry
      Aurelius Consulting Group, Inc.
      (407) 644-4256 x 107
      (800) 644-6297
      Ed@Aurcg.com
      http://www.runonideas.com

      Steve Klein
      Skyway Communications Holding Corp.
      727-535-8211 ext. 2480
      sklein@swyc.us
      www.skywayaircraftsecurity.com